SHAREHOLDER INFORMATION AGREEMENT
              FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST

      This Shareholder Information Agreement ("Agreement") is entered into as of May 1, 2007, and is among FranklinITempleton Distributors, Inc ("Distributors") on behalf of each Fund, as defined below, and the Intermediary, as defined below Unless otherwise specified, capitalized terms have the meaning set out under "Definitions," below

      WHEREAS, Intermediary is a "financial intermediary" as that term is defined in Rule 22c-2 under the Investment Company Act of 1940, as amended (the "1940 Act"); and

      WHEREAS, Distributors serves as the principal underwriter to the Funds;
and

      WHEREAS, Distributors and Intermediary wish to enter into this Agreement in accordance with Rule 22c-2 under the 1940 Act

      NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, Distributors and Intermediary hereby agree as follows:

1.    SHAREHOLDER INFORMATION

      1.1 AGREEMENT TO PROVIDE INFORMATION. Intermediary agrees to provide the Fund or its designee, upon written request, the taxpayer identification number ("TIN), the Individual/International Taxpayer Identification Number ("ITIN"), or other government- issued identifier ("GII") and the Contract owner number or participant account number associated with the Shareholder, if known, of any or all Shareholder(s) ofthe account, and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by Intermediary during the period covered by the request Unless otherwise specifically requested by the Fund or its designee, Intermediary shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions

            1.1.1 PERIOD COVERED BY REQUEST. Requests must set forth a specific perrod, not to exceed ninety (90) days from the date of the request, for which transaction information is sought The Fund or its designee may request transaction information older than ninety (90) days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund

            (a) TIMING OF' REQUESTS. Requests hom the Fund or its designee for Shareholder information shall be made no more fiequently than quarterly except as the Fund or its designee deems necessary to investigate compliance with policies established by the Fund or its

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                  designee for the purpose of eliminating or reducing any
                  dilution of the value of the outstanding shares issued by the Fund

            1.1.2 FORM AND TIMING OF' RESPONSE

            (a) Intermediary agrees to provide, promptly upon request of the Fund or its designee, the requested information specified in
                  Section 1 1, above Ifrequested by the Fund or its designee, Intermediary agrees to use best efforts to determine promptly whether any specific person about whom Intermediary has received the identification and transaction information specified in Section 1 1 above is itself a financial intermediary ("indirect intermediary") and, upon further request of the Fund or its designee, promptly either: (i) provide (or arrange to have provided) the information set forth in Section 1 1 for those shareholders who hold an account with an indirect intermediary; or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund Intermediary additionally agrees to inform the Fund or its designee whether Intermediary plans to perform (i) or (ii); and

            (b) Responses required by this Section 11 must be communicated in writing and in a format mutually agreed upon by the Fund or its designee and Intermediary; and

            (C) To the extent practicable and agreed by the parties, the format for any transaction information provided to the Fund or its designee should be consistent with the NSCC Standardized Data Reporting Format

            1.1.3 LIMITATIONS ON USE OF'INF'ORMATION..Unless the Intermediary provides prior written consent, Fund agrees not to use the information received pursuant to this Agreement for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Grarnrn-Leach-Bliley Act (Public Law 106-102) and comparable state laws

2.    RESTRICTION OF TRADING

      2.1 AGREEMENT TO RESTRICT TRADING. Intermediary agrees to execute written instructions from the Fund or its designee to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund or. its designee as having engaged in transactions of the Fund's Shares (directly or indirectly through the Intermediary's account) that violate policies established by the Fund or its designee for the purpose of eliminating or reducing any dilution ofthe value ofthe outstanding Shares issued by the Fund Unless otherwise directed by the Fund or its designee, any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or Shareholder- Initiated Transfer Redemptions that are effected directly or indirectly through Intermediary,

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            2.1.,1 Form of'Instructions.. Instructions must include the TIN,
      ITIN, or GI1 and the specific individual Contract owner number or participant account number associated with the Shareholder, ifknown, and the specific restriction(s) to be executed, including how long the restriction(s) is(are) to remain in place If'the TIN, ITW, GI1 or the specific individual Contract owner number or participant account number associated with the Shareholder is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates

            2.1.2 Timing of Response. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five business days after Intermediary receives the instructions

            2.L.3 Confirmation by Intermediary,. Intermediary must provide written confirmation to the Fund or its designee that instructions have been executed, Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed

      2.2 Construction of the Agreement; Participation Agreements. The parties have entered into one or more agreements between or among them governing the purchase and redemption of shares of the Funds in connection with the Contracts (collectively, "Participation Agreements") This Agreement supplements those Participation Agreements To the extent the terms of this Agreement conflict with the terms of a Participation Agreement with regard to the requirements of Rule 22c-2, the terms of this Agreement shall control

3.    Miscellaneous Provisions

      3.1 Requests prior to October 16,2007. Intermediary shall be able to promptly respond to requests for Shareholder information by no later than October 16,2007 Information requests prior to October 16, 2007, shall be governed by whatever practices, if any, that Fund and Intermediary have previously utilized to govern such requests

      3.2 Termination. This Agreement will terminate upon the termination of'the Participation Agreements and redemption of all shares in the Fund held by the Intermediary

      3.3 Indemnification.. Distributors agrees to indemnify and hold Intermediary harmless fiom any and all liability, claim, loss, demand, damages, costs and expenses (including reasonable attorneys' fees) arising in connection with a third party claim or action brought against Intermediary as a result of any unauthorized disclosure ofa shareholder's taxpayer identification number provided to the Fund or its designee in response to a request for information pursuant to the terms ofthis Agreement ("Losses") Distributors shall not be liable for Losses unless the Intermediary has provided adequate written notice to Distributors promptly after the summons or other first legal process In addition, Distributors will be entitled to participate in, at its own expense, or shall be entitled to assume the defense thereof, consistent with the terms ofthe Participation Agreement,

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      3.4 FORCE MAJEURE. The parties to this Agreement are excused from performance and shall not be liable for any delay in performance or non-performance, in whole or in part, caused by the occurrence of' any event or contingency beyond the control of'the paties including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, natural disasters, acts of' God, and acts of'war or terrorism Each party so affected shall promptly give written notice to the other parties and shall use its best efforts to resume performance Upon receipt of such notice, all obligations under this Agreement shall be immediately suspended for the duration of such force majeure event

4.    DEFINITIONS

      As used in this Agreement, the following terms shall have the following meanings, unless a different meaning is clearly recluired by the context:

      The term "INTERMEDIARY" means: (i) the insurance company separate accounts listed on Attachment A of this A y eement (which is a part of this Agreement) as well as those identified in Schedule B of the Participation Agreement(s) to which Distributors and Intermediary are parties, as such Participation Agreement(s) may be amended from time to time; and (ii) the life insurance company depositor of such separate accounts

      The term "FUND" shall mean each series of Franklin Templeton Variable Insurance Products Trust in which Intermediary, or its affiliates, invests and includes: (i) an administrator for the Fund; (ii) the principal underwriter or distributor for the Fund; and (iii) the transfer agent for the Fund The term does not include any "excepted h d s " as defined in Rule 22c-2(b) under the 1940 Act

      The term "SHARES" means the interests of Shareholders corresponding to the redeemable securities of record issued by a Fund under the 1940 Act that are held by Intermediary

      The term "SHAREHOLDER" means the holder of interests in a variable annuity or variable life insurance contract issued by Intermediary ("Contract"), or a participant in an employee benefit plan with a beneficial interest in a Contract

      The term "SHAREHOLDER-INITIATED TRANSFER PURCHASE" means a transaction that is initiated or directed by a Shareholder that results in a trans* of' assets within a Contract to a Fund, hut does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer. of assets within a Contract to a Fund as a result of "dollar cost averaging" programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) as part of a one- time step-up in Contract value ptusuant to a Contract death benefit; (iv) as part of an allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or

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      plannedv premium payments to the Contract; or (v) as pre-arranged transfkrs at the conclusion of a required free look period

      The term "SHAREHOLDER-INITIATED TRANSFER REDEMPTION" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out o f a Fund as a result of scheduled withdrawals or sur~enders fiom a Contract; or. (iv) as a result of payment of a death benefit from a Contract,

      The term "WRITTEN" includes electronic writings

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      IN WITNESS WHEREOF, each party has caused a duly authorized officer or representative to execute this Agreement

                                FRANKLIN/TEMPLETON DISTRIBUTORS, INC

                                By:/s/ Thomas Regner
                                   -----------------------------------
                                Name: Thomas Regner
                                Title: Senior Vice President

                                FIRST SECURITYBENEFIT LIFEINSURANCE
                                AND ANNUITY COMPANY OF NEW YORK
                                on behalf of itself and the Separate Accounts referenced In this Agreement and its Attachment

                                By:/s/ Kalman Bakk
                                   -----------------------------------
                                Name: Kalman Bakk, Jr
                                Title: Vice President

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                ATTACHMENT A TO SHAREHOLDER INFBRMATION AGREEMENT

The Insurance Company:

      First Security Benefit Life Insurance and Annuity Company of New York

The Separate Account($):

      Separate Account A
      Separate Account B

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